EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Second Quarter 2022 Financial Results

Company Takes Delivery of Norwegian Prima, the First of Six Innovative Ships in the Ground-Breaking Prima Class

Operating Cash Flow Positive for the Quarter

Go-to-Market Strategy Continues to Drive Robust Pricing

Company Focused on Laying Foundation for Record Year in 2023

MIAMI, Aug. 09, 2022 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the second quarter ended June 30, 2022 and provided a business update.

“We are encouraged by the continued strong consumer demand we are experiencing which is reflected in our record pricing, accelerating booking volumes, especially for 2023 and beyond, and highest ever onboard revenue generation. Having emerged from the pandemic and returning to more normal operations, we remain steadfast in our strategy and commitment to protect our brands’ positioning and industry-leading pricing, which we firmly believe is the best way to maximize long-term value for all our stakeholders,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “As the leading operator in upscale cruising, our three award-winning brands are particularly well-positioned to capitalize on our target consumers’ continued desire for travel and experiences led by our unique and compelling value propositions versus land-based vacation alternatives. Our world-class fleet has been further enhanced by the recent addition of Norwegian Prima, the first of six ships in the ground-breaking Prima Class for Norwegian Cruise Line."

Operations Update

In early May, the Company was the first major cruise operator to complete the phased relaunch of its entire fleet with all ships in operation. Occupancy in the second quarter was 65%, in line with previously outlined expectations, and a 17-point improvement over the prior quarter. Numerous voyages, across several key markets, achieved occupancy levels north of 100% during the quarter. Consistent with its core strategy to focus on maximizing long-term pricing, the Company continues to expect quarterly occupancy levels to sequentially increase and reach historical levels for the second quarter of 2023. Occupancy is expected to average in the low 80% range in the third quarter of 2022 with July voyages averaging approximately 85%.

The Company continues to experience strong ticket pricing and onboard revenue generation with total revenue per Passenger Cruise Day up nearly 20% in the second quarter of 2022 versus 2019. For the third quarter of 2022, the Company expects total revenue per Passenger Cruise Day to increase high-single digits versus 2019, despite the significant impact of the Russia-Ukraine conflict on certain premium-priced European itineraries in the current year.

Momentum continues in terms of financial performance, with the Company generating positive Operating Cash Flow of approximately $260 million for the second quarter of 2022 after turning positive in March. The Company expects to reach another milestone in the second half of 2022 with slightly positive Adjusted EBITDA. The Company continues to target exceeding historical record Net Yield and Adjusted EBITDA levels for full year 20231.

Improving Public Health and Regulatory Environment

The Company continues to benefit from significant improvements in the public health environment, allowing it to align its SailSAFE health and safety protocols closer to those of the rest of the travel, leisure and hospitality industry worldwide. The Company was pleased with the recent decision of the U.S. Centers for Disease Control and Prevention (“CDC”) to recognize the success of the cruise industry’s mitigation protocols and discontinue its voluntary COVID-19 Program for Cruise Ships.

Yesterday, the Company announced SailSAFE protocol changes which will be effective September 3rd, subject to local regulations2. Vaccinated guests aged 12 and over will no longer have any pre-cruise COVID-19 related protocols and unvaccinated travelers may embark with a negative COVID-19 test taken within 72 hours prior to departure. Guests aged 11 and under will be exempt from all vaccination and testing requirements. The Company will continue to evaluate its protocols and modify them as needed as the public health environment evolves.

These protocol revisions, in conjunction with continued easing of travel restrictions and reopening to cruise in more ports around the globe, are meaningfully positive as it reduces friction, expands the addressable cruise market, brings variety to itineraries, and provides additional catalysts on the road to recovery.

Booking Environment and Outlook

As expected, the Company’s current cumulative booked position for the second half of 2022 remains below the comparable 2019 period but at higher prices even when including the dilutive impact of future cruise credits (“FCCs”) and despite the impact in the third quarter of the Russia-Ukraine conflict on premium-priced Baltic and Eastern Mediterranean itineraries.

Booking trends for full year 2023 remain positive with cumulative booked position in line with a record 2019 inclusive of the Company’s 20% increase in capacity. Pricing continues to be significantly higher than that of 2019 at a similar point in time and thus at record levels for full year 2023.

Sequentially, net booking volumes continue to increase as the Company’s brands ramp up to sail at historical load factor levels.

The Company’s advance ticket sales balance, including the long-term portion, increased approximately $0.3 billion in the quarter to $2.5 billion as of June 30, 2022, an all-time record high for the Company. This includes approximately $0.4 billion of FCCs or 16% of the total deposit balance. Approximately 75% of the FCC balance outstanding has already been applied to future sailings. Gross advance ticket sales build was approximately $1.5 billion during the quarter, an approximately $0.5 billion increase versus the prior quarter and the highest level since the start of the pandemic.

Liquidity and Financial Recovery Plan

The Company continues to prioritize enhancing liquidity and financial flexibility in the current environment while seeking opportunities to optimize its balance sheet and reduce leverage. As of June 30, 2022, the Company’s total debt position was $13.2 billion and the Company’s liquidity was approximately $2.9 billion, consisting of cash and cash equivalents of $1.9 billion and a $1 billion undrawn commitment.

In July 2022, the Company amended its existing undrawn $1 billion commitment and extended it through March 31, 2023. The Company has not drawn, and currently does not intend to draw, under this commitment, however, the Company believes extending the facility was prudent given the current volatile macroeconomic and strained capital markets environment.

“Our entire team is united around our key priorities which include accelerating our ongoing operational and financial recovery, delivering outsized top and bottom-line growth from our disciplined and cash-accretive newbuild pipeline, and preserving liquidity and financial flexibility against a rapidly evolving macroeconomic backdrop,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.

Second Quarter 2022 Results

GAAP net loss was $(509.3) million or EPS of $(1.22) compared to net loss of $(717.8) million or EPS of $(1.94) in the prior year. The Company reported Adjusted Net Loss of $(478.3) million or Adjusted EPS of $(1.14) in 2022. This compares to Adjusted Net Loss and Adjusted EPS of $(714.7) million and $(1.93), respectively, in 2021.

Revenue increased to $1.2 billion compared to $4.4 million in 2021 due to the resumption of cruise voyages.

Total cruise operating expense increased in 2022 compared to 2021, due to the resumption of voyages, which resulted in higher payroll, fuel, and direct variable costs of fully operating ships, compared to the prior year when no voyages operated during the second quarter. Costs were also impacted by inflationary pressures and continued COVID-19 related costs including testing.

Fuel price per metric ton, net of hedges, increased to $836 from $673 in 2021. The Company reported fuel expense of $181.2 million in the period.

Interest expense, net was $144.4 million in 2022 compared to $137.3 million in 2021. Interest expense in 2021 reflects a $20.4 million gain recognized from extinguishment of debt. Excluding this gain, interest expense decreased as a result of lower interest expense in connection with recent refinancings, partially offset by higher debt balances and higher LIBOR rates.

Other income (expense), net was income of $31.0 million in 2022 compared to $25.5 million in 2021. In 2022, the income primarily related to gains on foreign currency remeasurements.

Outlook

As a result of the COVID-19 pandemic, the effects of the Russia-Ukraine conflict and current macroeconomic conditions, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it will report a net loss for the third quarter of 2022. The Company does not provide certain estimated future results on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP.

Fuel

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Third Quarter 2022	Full Year 2022
Fuel consumption in metric tons	230,000	885,000
Fuel price per metric ton, net of hedges[1]	$865	$795
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.04[2]
(1) Fuel prices are based on forward curves as of 7/27/22 (2) For the remainder of 2022

As of June 30, 2022, the Company had hedged approximately 41% and 31% of its total projected metric tons of fuel consumption for the remainder of 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”), Brent and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2022	2023
% of HFO Consumption Hedged[1]	31%	26%
Average USGC Price / Barrel	$48.36	N/A
Average Brent Price / Barrel	$66.50	$74.50
% of MGO Consumption Hedged	49%	35%
Average Gasoil Price / Barrel	$70.00	$69.91
Total % of Consumption Hedged	41%	31%
(1) USGC derivatives were de-designated for accounting purposes in the fourth quarter of 2020. Both USGC and Brent derivatives represent economic hedges and may be designated or re-designated as accounting hedges.

Capital Expenditures

Anticipated non-newbuild capital expenditures for 2022 are expected to be approximately $500 million including approximately $250 million in the second half.

Newbuild-related capital expenditures, net of export credit financing, are expected to be approximately $0.6 billion, $0.5 billion and $0.7 billion for the full years ending December 31, 2022, 2023 and 2024, respectively. Net newbuild-related capital expenditures for the remainder of 2022 are expected to be $0.5 billion.

Other Guidance

Occupancy is expected to be in the low 80% range in the third quarter of 2022. Capacity Days are expected to be 5 million in the third quarter of 2022 and 5.1 million in the fourth quarter of 2022.

Total revenue is expected to be $1.5-$1.6 billion in the third quarter of 2022. Total revenue per Passenger Cruise Day is forecast to increase high single digits versus the third quarter of 2019.

Adjusted Net Cruise Cost Excluding Fuel per Capacity Day is expected to decrease by approximately 10% in second half of 2022 versus first half of 2022.

Interest Expense, net is expected to be approximately $160 million for third quarter of 2022 and $615 million for full year 2022, excluding losses on extinguishment of debt.

Depreciation and Amortization is expected to be approximately $190 million for third quarter of 2022 and $745 million for full year 2022.

Company Updates and Other Business Highlights:

Environmental, Social and Governance (“ESG”)

  Published second annual ESG Report and Sustainability Accounting Standards Board (“SASB”) disclosure. View the full report here: 2021 ESG Report.
  Established target for approximately 70% of the Company’s fleet to be equipped with shore power capabilities by 2025, allowing these ships to connect to onshore electrical power grids while in ports with the required infrastructure.
  Joined the Methanol Institute in 2022, a global trade association for the methanol industry which represents the world’s leading methanol producers, distributors and technology providers, to collaborate, share and adapt solutions for the future. Alongside strategic partners such as engine manufacturers and classification societies, the Company is assessing the feasibility of retrofitting existing engines to operate with dual fuels, diesel and methanol, with the goal to test the use of methanol by 2025.
  Updated Supplier Code of Conduct in 2022 and introduced a Responsible Sourcing Mission Statement and Animal Welfare Commitment all of which can be found here.

Fleet and Brand Updates

  Norwegian Cruise Line took delivery of its newest ship, Norwegian Prima, in Marghera, Venice at the Fincantieri shipyard on July 29, 2022. Learn more here.
  Norwegian Cruise Line reached a construction milestone in August with the float out of Norwegian Viva, the line’s second Prima class vessel expected to be delivered in 2023.
  For the fourth year running, Regent Seven Seas Cruises sold out its world cruise in record time, with the 2025 sailing being completely reserved prior to officially opening for bookings on June 15, 2022. Learn more here.
  Oceania Cruises’ 2024 voyage collection launch on May 4, 2022 was among the best single-day booking days in the line’s history. Learn more here.

Other Highlights

  Announced the 100 winners of the 2022 Norwegian's Giving Joy™ contest, the Company’s annual recognition program that celebrates devoted educators across the U.S. and Canada. The top three grand prize winners will be announced at an award ceremony on October 27, 2022. By the end of 2022, the program will have awarded 230 teachers across the U.S. and Canada with free cruises and donated over $235,000 to schools since 2019. Learn more here.
  Announced the first winner of the Company’s Call to Artists contest in collaboration with The Nader Museum. Brazilian artist Ernesto Kunde created a mural for NCL’s PortMiami terminal, which will be displayed for a year, and received a $100,000 award as well as a 10-day residency in the Artist Loft on Oceania Cruises.

Conference Call

The Company has scheduled a conference call for Tuesday, August 9, 2022 at 10:00 a.m. Eastern Time to discuss second quarter 2022 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at https://www.nclhltd.com/investors. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 29 ships with over 62,000 berths, these brands offer itineraries to approximately 500 destinations worldwide. The Company has eight additional ships scheduled for delivery through 2027, comprising over 20,000 berths.

Terminology

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Loss divided by the number of diluted weighted-average shares outstanding.

Adjusted Gross Margin. Gross margin adjusted for payroll and related, fuel, food, other and ship depreciation. Gross margin is calculated pursuant to GAAP as total revenue less total cruise operating expense and ship depreciation.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income. Net income, adjusted for non-cash compensation expense and any potential impacts associated with financing activities.

Adjusted Net Loss. Net loss adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Berths available for sale multiplied by the number of cruise days for the period for ships in service.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted loss per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Yield. Adjusted Gross Margin per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Operating Cash Flow. Net cash provided by (used in) operating activities.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Adjusted Gross Margin, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Loss, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these and other non-GAAP financial measures. We utilize Adjusted Gross Margin and Net Yield to manage our business on a day-to-day basis because it reflects revenue earned net of certain direct variable costs. We utilize Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to manage our business on a day-to-day basis. In measuring our ability to control costs in a manner that positively impacts net income (loss), we believe changes in Adjusted Gross Margin, Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings from March 2020 until July 2021 and our gradual phased return to service beginning in July 2021, per Capacity Day data is not meaningful for the three or six months ended June 30, 2022 or June 30, 2021 and is not presented herein.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis, whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income (loss), as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Loss, Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net loss and EPS. We use Adjusted Net Loss, Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation during normal operations. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Loss and Adjusted EPS may not be indicative of future adjustments or results.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our expectations regarding the impacts of the COVID-19 pandemic, Russia’s invasion of Ukraine and general macroeconomic conditions, our expectations regarding cruise voyage occupancy, the implementation of and effectiveness of our health and safety protocols, operational position, demand for voyages, plans or goals for our sustainability program and decarbonization efforts, our expectations for future cash flows and profitability, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks, including the COVID-19 pandemic, and their effect on the ability or desire of people to travel (including on cruises), which is expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; implementing precautions in coordination with regulators and global public health authorities to protect the health, safety and security of guests, crew and the communities we visit and to comply with regulatory restrictions related to the pandemic; legislation prohibiting companies from verifying vaccination status; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and be in compliance with maintenance covenants and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; our ability to work with lenders and others or otherwise pursue options to defer, renegotiate, refinance or restructure our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; our need for additional financing or financing to optimize our balance sheet, which may not be available on favorable terms, or at all, and our outstanding exchangeable notes and any future financing which may be dilutive to existing shareholders; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; changes involving the tax and environmental regulatory regimes in which we operate, including new regulations aimed at reducing greenhouse gas emissions; the accuracy of any appraisals of our assets as a result of the impact of the COVID-19 pandemic or otherwise; our success in controlling operating expenses and capital expenditures; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; adverse events impacting the security of travel, such as terrorist acts, armed conflict, such as Russia’s invasion of Ukraine, and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, including as a result of the impact of the COVID-19 pandemic, Russia’s invasion of Ukraine or otherwise, such as fluctuating or increasing levels of interest rates, inflation, unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our inability to obtain adequate insurance coverage; pending or threatened litigation, investigations and enforcement actions; any further impairment of our trademarks, trade names or goodwill; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our reliance on third parties to provide hotel management services for certain ships and certain other services; fluctuations in foreign currency exchange rates; our expansion into new markets and investments in new markets and land-based destination projects; overcapacity in key markets or globally; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic, Russia’s invasion of Ukraine and the impact of general macroeconomic conditions. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact
Jessica John
(305) 468-2339
InvestorRelations@nclcorp.com

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenue
Passenger ticket	$793,892	$1,584	$1,136,347	$1,750
Onboard and other	393,289	2,784	572,774	5,718
Total revenue	1,187,181	4,368	1,709,121	7,468
Cruise operating expense
Commissions, transportation and other	256,190	6,564	344,148	15,597
Onboard and other	96,155	1,276	128,705	2,535
Payroll and related	262,580	86,647	503,307	168,785
Fuel	181,189	54,090	316,698	96,693
Food	61,157	4,334	100,673	10,642
Other	216,045	96,816	415,198	156,330
Total cruise operating expense	1,073,316	249,727	1,808,729	450,582
Other operating expense
Marketing, general and administrative	329,080	185,483	625,287	388,678
Depreciation and amortization	181,587	174,262	360,663	344,578
Total other operating expense	510,667	359,745	985,950	733,256
Operating loss	(396,802)	(605,104)	(1,085,558)	(1,176,370)
Non-operating income (expense)
Interest expense, net	(144,377)	(137,259)	(472,062)	(961,700)
Other income (expense), net	30,991	25,501	69,111	52,744
Total non-operating income (expense)	(113,386)	(111,758)	(402,951)	(908,956)
Net loss before income taxes	(510,188)	(716,862)	(1,488,509)	(2,085,326)
Income tax benefit (expense)	867	(927)	(3,526)	(2,655)
Net loss	$(509,321)	$(717,789)	$(1,492,035)	$(2,087,981)

Weighted-average shares outstanding
Basic	419,107,330	369,933,159	418,424,753	349,767,216
Diluted	419,107,330	369,933,159	418,424,753	349,767,216

Loss per share
Basic	$(1.22)	$(1.94)	$(3.57)	$(5.97)
Diluted	$(1.22)	$(1.94)	$(3.57)	$(5.97)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (Unaudited) (in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss	$(509,321)	$(717,789)	$(1,492,035)	$(2,087,981)
Other comprehensive income (loss):
Shipboard Retirement Plan	94	99	2,570	197
Cash flow hedges:
Net unrealized gain (loss)	(90,503)	44,674	(51,199)	(28,363)
Amount realized and reclassified into earnings	(36,075)	13,542	(43,577)	35,380
Total other comprehensive income (loss)	(126,484)	58,315	(92,206)	7,214
Total comprehensive loss	$(635,805)	$(659,474)	$(1,584,241)	$(2,080,767)

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED BALANCE SHEETS (Unaudited) (in thousands, except share data)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$1,903,238	$1,506,647
Short-term investments	—	240,000
Accounts receivable, net	598,256	1,167,473
Inventories	154,397	118,205
Prepaid expenses and other assets	475,856	269,243
Total current assets	3,131,747	3,301,568
Property and equipment, net	13,641,345	13,528,806
Goodwill	98,134	98,134
Tradenames	500,525	500,525
Other long-term assets	1,741,449	1,300,804
Total assets	$19,113,200	$18,729,837
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$1,005,198	$876,890
Accounts payable	100,336	233,172
Accrued expenses and other liabilities	1,596,725	1,059,034
Advance ticket sales	2,331,203	1,561,336
Total current liabilities	5,033,462	3,730,432
Long-term debt	12,239,362	11,569,700
Other long-term liabilities	938,561	997,055
Total liabilities	18,211,385	16,297,187
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 980,000,000 shares authorized: 419,116,812 shares issued and outstanding at June 30, 2022 and 416,891,915 shares issued and
outstanding at December 31, 2021	419	417
Additional paid-in capital	7,567,129	7,513,725
Accumulated other comprehensive income (loss)	(377,292)	(285,086)
Accumulated deficit	(6,288,441)	(4,796,406)
Total shareholders' equity	901,815	2,432,650
Total liabilities and shareholders' equity	$19,113,200	$18,729,837

NORWEGIAN CRUISE LINE HOLDINGS LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(1,492,035)	$(2,087,981)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	391,320	372,445
(Gain) loss on derivatives	47	(22,534)
Loss on extinguishment of debt	188,433	601,539
Provision for bad debts and inventory obsolescence	2,500	7,211
Gain on involuntary conversion of assets	(1,880)	(1,817)
Share-based compensation expense	62,840	49,052
Net foreign currency adjustments	(12,063)	(3,767)
Changes in operating assets and liabilities:
Accounts receivable, net	566,265	(408,120)
Inventories	(36,748)	(9,956)
Prepaid expenses and other assets	(542,730)	(242,630)
Accounts payable	(127,188)	26,205
Accrued expenses and other liabilities	137,225	46,689
Advance ticket sales	755,189	191,609
Net cash used in operating activities	(108,825)	(1,482,055)
Cash flows from investing activities
Additions to property and equipment, net	(326,303)	(309,481)
Purchases of short-term investments	—	(385,000)
Proceeds from maturities of short-term investments	240,000	—
Cash paid on settlement of derivatives	—	(8,559)
Other	5,237	2,825
Net cash used in investing activities	(81,066)	(700,215)
Cash flows from financing activities
Repayments of long-term debt	(1,268,888)	(879,679)
Proceeds from long-term debt	2,073,175	1,223,110
Common share issuance proceeds, net	—	1,558,396
Proceeds from employee related plans	2,557	1,089
Net share settlement of restricted share units	(11,991)	(16,658)
Early redemption premium	(172,012)	(611,164)
Deferred financing fees and other	(36,359)	(28,166)
Net cash provided by financing activities	586,482	1,246,928
Net increase (decrease) in cash and cash equivalents	396,591	(935,342)
Cash and cash equivalents at beginning of the period	1,506,647	3,300,482
Cash and cash equivalents at end of the period	$1,903,238	$2,365,140

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

The following table sets forth selected statistical information:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Passengers carried	393,943	—	585,093	—
Passenger Cruise Days	2,999,303	—	4,428,749	—
Capacity Days (1)	4,639,435	—	7,617,788	—
Occupancy Percentage	64.6%		58.1%
(1) Excludes certain capacity on Pride of America which is temporarily unavailable.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Gross Margin was calculated as follows (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2022 Constant Currency	2021	2022	2022 Constant Currency	2021

Total revenue	$1,187,181	$1,194,502	$4,368	$1,709,121	$1,717,276	$7,468
Less:
Total cruise operating expense	1,073,316	1,079,679	249,727	1,808,729	1,817,447	450,582
Ship depreciation	170,736	170,736	163,526	337,392	337,392	323,157
Gross margin	(56,871)	(55,913)	(408,885)	(437,000)	(437,563)	(766,271)
Ship depreciation	170,736	170,736	163,526	337,392	337,392	323,157
Payroll and related	262,580	262,712	86,647	503,307	503,433	168,785
Fuel	181,189	181,213	54,090	316,698	316,723	96,693
Food	61,157	61,449	4,334	100,673	101,071	10,642
Other	216,045	219,809	96,816	415,198	420,988	156,330
Adjusted Gross Margin	834,836	840,006	(3,472)	1,236,268	1,242,044	(10,664)

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2022 Constant Currency	2021	2022	2022 Constant Currency	2021
Total cruise operating expense	$1,073,316	1,079,679	$249,727	$1,808,729	$1,817,447	$450,582
Marketing, general and
administrative expense	329,080	331,760	185,483	625,287	629,325	388,678
Gross Cruise Cost	1,402,396	1,411,439	435,210	2,434,016	2,446,772	839,260
Less:
Commissions, transportation
and other expense	256,190	258,341	6,564	344,148	346,527	15,597
Onboard and other expense	96,155	96,155	1,276	128,705	128,705	2,535
Net Cruise Cost	1,050,051	1,056,943	427,370	1,961,163	1,971,540	821,128
Less: Fuel expense	181,189	181,213	54,090	316,698	316,723	96,693
Net Cruise Cost Excluding Fuel	868,862	875,730	373,280	1,644,465	1,654,817	724,435
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	699	699	905	1,398	1,398	1,810
Non-cash share-based compensation (2)	30,048	30,048	22,451	62,840	62,840	49,052
Adjusted Net Cruise Cost Excluding Fuel	$838,115	$844,983	$349,924	$1,580,227	$1,590,579	$673,573
(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

Adjusted Net Loss and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss	$(509,321)	$(717,789)	$(1,492,035)	$(2,087,981)
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	1,012	1,004	2,024	2,007
Non-cash share-based compensation (2)	30,048	22,451	62,840	49,052
Extinguishment and modification of debt (3)	—	(20,355)	188,433	653,664
Adjusted Net Loss	$(478,261)	$(714,689)	$(1,238,738)	$(1,383,258)
Diluted weighted-average shares outstanding - Net loss and Adjusted Net Loss	419,107,330	369,933,159	418,424,753	349,767,216
Diluted loss per share	$(1.22)	$(1.94)	$(3.57)	$(5.97)
Adjusted EPS	$(1.14)	$(1.93)	$(2.96)	$(3.95)
(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishment of debt and modification of debt are included in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD. NON-GAAP RECONCILING INFORMATION (Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net loss	$(509,321)	$(717,789)	$(1,492,035)	$(2,087,981)
Interest expense, net	144,377	137,259	472,062	961,700
Income tax (benefit) expense	(867)	927	3,526	2,655
Depreciation and amortization expense	181,587	174,262	360,663	344,578
EBITDA	(184,224)	(405,341)	(655,784)	(779,048)

Other (income) expense, net (1)	(30,991)	(25,501)	(69,111)	(52,744)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	699	905	1,398	1,810
Non-cash share-based compensation (3)	30,048	22,451	62,840	49,052
Adjusted EBITDA	$(184,468)	$(407,486)	$(660,657)	$(780,930)
(1) In 2022, primarily consists of gains and losses, net for foreign currency remeasurements. In 2021, primarily consists of gains and losses, net for fuel swaps not designated as hedges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.

_____________________________________________

1 See “Terminology” and “Non-GAAP Financial Measures” below for additional information about Adjusted EBITDA and Net Yield.
2 Requirements may differ for guests traveling on voyages departing from or visiting destinations with specific local regulations, including but not limited to Canada, Greece and Bermuda.